UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2007

CASEY’S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

0-12788	42-0935283
(Commission File Number)	(IRS Employer Identification No.)

One Convenience Blvd., Ankeny, Iowa	50021
(Address of principal executive Offices)	(Zip Code)

515/965-6100
(Registrant’s telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On March 7, 2007, Casey’s General Stores, Inc. issued a press release announcing its financial results for the third fiscal quarter ended January 31, 2007. A copy of the Company’s press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01.	Other Information.

The Company is named as a defendant in five (5) lawsuits (“hot fuel” cases) brought in the federal courts in Kansas and Missouri against a variety of gasoline retailers. The complaints generally allege that the Company, along with numerous other retailers, has misrepresented gasoline volumes dispensed at its pumps by failing to compensate for expansion that occurs when fuel is sold at temperatures above 60°F. Fuel is measured at 60°F in wholesale purchase transactions and computation of motor fuel taxes in Kansas and Missouri. The complaints all seek certification as class actions on behalf of gasoline consumers within those two states, and one of the complaints also seeks certification for a class consisting of gasoline consumers in all states. The actions generally seek recovery for alleged violations of state consumer protection or unfair merchandising practices statutes, negligent and fraudulent misrepresentation, unjust enrichment, civil conspiracy and violation of the duty of good faith and fair dealing, and several seek injunctive relief and punitive damages. These actions are part of a number of similar lawsuits that have been filed in recent weeks in different states against a wide range of defendants that produce, refine, distribute and/or market gasoline products in the United States.

The Company is supporting efforts in the actions in which it is a defendant to consolidate the different actions under the multidistrict litigation procedures available under federal law, for rulings by a single court on discovery matters, various pre-trial motions and class certification issues. Management does not believe the Company is liable to the defendants for the conduct complained of, and intends to contest the matters vigorously.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

The exhibit accompanying this report is listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASEY’S GENERAL STORES, INC.

Date:	March 7, 2007	By:	/s/ William J. Walljasper
William J. Walljasper Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit	Description

99.1	Press Release of Casey’s General Stores, Inc. dated March 7, 2007